UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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Z TRIM HOLDINGS, INC.
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December 2008

Dear Fellow Shareholders:

“It was the best of times; it was the worst of times.”  You may be familiar with that famous literary phrase from Dickens’ classic historical novel, A Tale of Two Cities.

In many ways, the phrase is applicable to the story of Z Trim Holdings over the past year. Our “tale” is one of simultaneously evolving into a technology deployment business while establishing credibility in the financial markets and righting the repressive and lingering consequences of a prior direction that devalued our core competencies.

The challenges over the past year were exhilarating, yet sometimes painful. The progress is validating. Our tale is one of lively evolution.

Although we have attached our 2007 annual report, covering the twelve months from January 1, 2007 to December 31, 2007, the real story begins late summer 2007...

VISION

Beginning August 20, 2007 our new leadership established a visionary plan worthy of both the quality of our products and the steadfast belief among our employees, associates and partners, of the increasing value of our technologies.  Reborn, our management proceeded the way leadership of a public company should – establishing an organizational chart that puts shareholders at the top and, in routine practice, creates a synergistic structure in which our people and their respective competencies result in a highly effective and cohesive team.

One of the first accomplishments of our new structure was focusing on our core competencies and divesting the Company of all things that did not contribute to such.  All resources are now devoted to the deployment of our revolutionary technologies – providing solutions to the food industry through our functional food ingredients, while expanding and promoting their versatility and validity in the marketplace.

With clear focus and unrestrained resolve, we approached the industry through direct contacts, association networks, innovation exchanges, food expositions and previously untapped resources. Receiving very encouraging responses from the food industry, we set about creating strategic relationships and sales based on our ability to provide innovative solutions to heretofore unsolved problems.  Our goal:   continue to show the industry the unique array of advantages our intellectual and human capital offer while providing the highest level of customer satisfaction, all of which is necessary to every sale.

Through significant market intelligence, we have become more responsive to the breadth of needs and opportunities we encounter within the food industry, and we continue to develop applications for our products that extend our reach well beyond the application with which we initially entered the market – as a fat replacer.  For example, only Z Trim can add water without “watering down” the texture, enabling quality extensions in product development.  Indeed, the multi-functionality and unparalleled water holding capacity of our product positions it as a superior alternative, in total or in part, to native and modified starches, as well as a variety of gums, all at varying viscosities.  In plain English, we have expanded beyond the specialty low fat aisle to cover the whole grocery store.

Our technologies provide us the market advantage of adaptability.  They are so multifunctional that as trends ebb and flow – whether in the arena of food product development or in the global economy – we are able to focus on the particular attributes that have the most resonance with our various markets at any particular point in time.  For example, as governments seek to hold companies more accountable with respect to disclosure of ingredients on their labels, our custom solutions provide the added values of clean labels as well as label claims for fiber, calories, cholesterol, trans-fat, saturated fat and modified food starch.  Likewise, with the rising costs of premium oils, egg whites and other ingredients, we can now create value propositions for our food manufacturing customers that deliver at least twice the value of the cost of Z Trim. Hence, we bring the benefit of greater economic advantage in the marketplace to our customers. That’s a winning formula for innovation in the food industry.

INNOVATIVE TECHNOLOGY, RESEARCH AND DEVELOPMENT

Under prior direction, there was no emphasis on new technology, research or development.  Now, our R&D department is a major strength, providing our sales team with invaluable support in creating innovative product design that solves particular challenges faced by our respective customers.  Working hand-in-hand with major food companies, we engage in joint development of finished products that incorporate our technologies.  This has had the effect of reducing sales cycle time.

In addition to working on application technology, we are expanding our portfolio of new products.  Significantly, our R&D team has recently developed a new product we call NanoGumTM – soluble dietary fiber derived from corn bran and oat hull.  NanoGum is proving to be a game-changer because while it is a viable stand-alone product, it also allows us to design premium custom blends with specifically targeted attributes.  Created from the same raw materials as Z Trim, NanoGum is less viscous (i.e., it is “thinner”) than Z Trim.  It is capable, however, of delivering up to half the daily recommended dosage of fiber per serving – more than sufficient for the FDA to allow a fiber claim on the labels of such products.    Functioning similar to some gums, NanoGum has its own attributes, such that when it is blended with Z Trim in varying ratios, it creates a veritable universe of multi-functionality and performance, replete with significant fiber supplementation.  In addition to the functional and economic benefits of this innovation, its processing involves converting valuable materials that previous management had been throwing down the drain.

Lastly, we are always improving upon our manufacturing technology.  Previously, our manufacturing process was haphazard and unfocused.  Now, we have honed our processes and procedures and made plans to vastly improve our efficiencies and economies of scale.  As we increase our volume of production, we will drive down per unit costs, thereby assuring that our marvelous technology is indeed driving a viable business.

AGGRESSIVE, TARGETED SALES AND MARKETING

Unlike just over a year ago, we now have a career driven, dedicated sales and marketing team, including keen administrative support.  With a significant level of combined experience in selling to the food manufacturing market, our sales team, in conjunction with R&D and marketing, is developing numerous market applications for the technologies we own.

We’re building upon a food industry sales plan that emphasizes sustained customer relationship management and marketing principles founded on networking and the generation of news value.  Over the past year, we have tapped into professional networks in the areas of food manufacturing, food science, school foodservice, culinary service, restaurants and nutrition. We are combining that networking structure and our established approach to customer relationship management with broker and customer partnerships to make the Z Trim brand known throughout the global food industry.  A year ago, our name recognition among our target markets was minimal and somewhat infamous.  By mid year 2009, we will be known throughout our marketplace as a provider of innovative and technology-driven solutions.

While the sales numbers from the nine month period of January through September of 2007 and 2008 respectively indicate improvement in 2008 over 2007, the real story is in how succinctly they reflect the success of our shift toward becoming a solutions provider to the food industry.

In 2007, sales to consumers on the internet over our “on-line” store comprised almost 42% of our total. In 2008, our shift away from this more costly sales channel resulted in sales from the on-line store totaling only 5% of total sales for the period.  That shift took place in less than a year, primarily reflecting revenues generated by our concentration on sales of Z Trim to the food industry and away from consumer sales of Z Trim, dressings and fiber supplements.  Most notably, these revenues from sales to the food industry are based upon sustainable business.  Our sales revenue shows steady increases from Q1 through Q3.

RESPONSIBLE MANAGEMENT BASED ON SOUND BUSINESS PRINCIPLES

As of August of last year, there was minimal budgeting and planning, and no meaningful costing evaluations had been undertaken.  The Company had unaddressed regulatory deficiencies, significant pieces of litigation pending, and had managed to alienate virtually every industry participant that we had come in contact with.

Since January 2008, we improved management and finances substantially as we:

•	Identified goals and targeted areas for improvement or “ramping up”

•	Tightened up internal controls and trimmed expenses

•	Significantly reduced our monthly cash burn rate

•	Divested holdings extraneous to our new focus

•	Found allies who saw the validity of our plan and backed our vision

•	Cleared all regulatory deficiencies

•	Substantially resolved resource draining litigation

•	Created companywide and departmental budgets and objectives

We have created a business plan, crafted out of strategic thought, to serve as the roadmap for all Company activities.  As a result, we are not likely to see again the types of extraordinary legal and accounting expenses we had seen previously.  We are now focused on spending in the direction of profitability, with all expenditures aimed at positively impacting the bottom line and getting a return on all investment.    We will further improve upon our burn rate because we will continue to increase revenues via sales at prices in excess of our costs to produce.

We remain committed to quality assurance, food safety and reliability.  In fact, within the past year our plant and standard operating procedures have passed two significant inspections, one from the American Institute of Baking and another from one of the top five food processors.

We are a much stronger, more valuable company today than we were on August 19, 2007.  That value has not yet translated into share price.  With sound business plans now in place, we require working capital to execute them.   Our continued progress demands that we go to the financial markets to raise funds for working capital – capital which comes at a steep cost in these trying financial times.  As we do so, in keeping with our themes of transparency and accountability, we are implementing a responsible investor relations program that communicates to the investment community our progress in executing our plans.

PRUDENT COUNSEL

We unshackled ourselves from the resource draining bonds of litigation begun prior to our new direction.  As the bitter echoes from a competitor involved in one such encounter fade now from irrelevance into absurdity, we look forward to proving the vast superiority of our technologies and our approach in the marketplace.

As we right-sized our operation, we also sought the right fit as regards the trading environment for our stock.  Issues with respect to regaining compliance and good citizenship on the American Stock Exchange occupied significant resources over the past year.  Upon a detailed assessment of the costs and benefits, our management and board unanimously determined that our resources were better allocated as a member of the OTC bulletin board.  We will revisit the issue of a listing on a public exchange when the benefits clearly outweigh the costs.

“It is a far, far better thing that I do, than I have ever done…”   Charles Dickens, A Tale of Two Cities

Z Trim’s tale continues.   What does the future hold?  We anticipate the trend of increasing sales will continue.  We anticipate deploying new application, manufacturing and waste-reduction technologies.  We anticipate further reductions in our monthly burn.  We anticipate the expansion of our global market.  In sum, we anticipate bright futures for our Company, our employees, our customers and business partners, and most importantly, you, our valued shareholders.

We look forward to seeing you at our annual shareholders’ meeting on December 30, 2008.

Warmest regards,

Steve Cohen
President

DISCLOSURE NOTICE: The information contained in this letter is as of December 4, 2008. The Company assumes no obligation to update any forward-looking statements contained in this letter as a result of new information or future events or developments.

This letter  contain forward-looking information about the Company’s financial results and estimates, potential profitability, business plans and prospects, our technology, in-line products and product candidates and a proposed reverse split of the company's issued and outstanding common stock that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans and prospects.  These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Among the factors that could cause actual results to differ materially are the following: our ability to raise needed funding on satisfactory terms and in a timely basis, our ability to achieve and maintain positive gross margins, market acceptance of our products, the success of research and development activities; and other matters that could affect the availability or commercial potential of our products; the speed with which product launches may be achieved; the success of external business development activities; competitive developments; the ability to successfully market both new and existing products; difficulties or delays in manufacturing; claims and concerns that may arise regarding the safety or efficacy of in-line products and product candidates; legal defense costs, insurance expenses, settlement costs and the risk of an adverse decision or settlement related to product liability, patent protection, governmental investigations, and other legal proceedings; the Company’s ability to protect its patents and other intellectual property both domestically and internationally;  governmental laws and regulations affecting domestic and foreign operations, including tax obligations; changes in generally accepted accounting principles; uncertainties related to general economic, political, business, industry, regulatory and market conditions; any changes in business, political and economic conditions due to actual or threatened terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas; growth in costs and expenses;; and our ability to realize the projected benefits of our cost-reduction initiatives. A further list and description of risks, uncertainties, and other matters can be found in the Company’s Annual Report on Form 10-KSB/A  for the fiscal year ended December 31, 2007, and in its reports on Forms 10-Q and 8-K.

December 2008

Dear Fellow Shareholders:

Let me be frank and to the point:  although our Company possesses tremendous technology that we believe will revolutionize the global food industry, we have some serious challenges that we must overcome in order to achieve our goals – goals which include increasing shareholder value.  The biggest of these challenges is obtaining essential capital funding to allow us the time necessary to execute our business plan and reach profitability.

Certainly, the downward spiral of our national economy in recent months has only made the task of obtaining working capital more difficult.  Companies that were once considered to be the backbone of our country are either going under or being bailed out by the government.  In this environment, we need to be proactive in our approach to addressing our capital requirements.  Our Company’s present capital structure, with over 77 million shares outstanding and over 150 million shares on a fully diluted basis (including over 75 million derivative shares), creates additional pressure on our stock and our ability to raise funds.

As such, our Board of Directors and Management agree that, in order to give ourselves the best opportunity to obtain necessary funding, and thereby preserve and hopefully increase shareholder value, we need to make changes to our existing capital structure.  Therefore, we are asking our shareholders to approve a reverse stock split of our Company’s common stock in a ratio of one-to-thirty (1:30).  It is worth noting that, as of the day on which a reverse split is effectuated, the only changes are to the number of shares and derivatives outstanding, and the corresponding price of those shares and derivatives.  For example, if you own 10,000 shares and we are trading at $.10 on the day of a 1:30 reverse split, you would then own 333 shares at a trading price of $3.00.  While the stock price may very well fluctuate from that point forward, we believe that having fewer shares outstanding will provide an opportunity for greater long-term value.

I want to emphasize that while urgently needed, this capital restructuring is only part of our strategy to realize this company’s potential.  Our Directors, Management Team and Staff are working diligently to execute our business plan and together, are achieving significant results.  Since December of 2007, our sales in lbs and dollars, number of customers, plant capacity and gross margins have each grown steadily.  During the same period, our payroll expenses, professional services expenses and unit production costs have each declined.  Our forecasts indicate that these trends will continue, and that these trends will lead us to profitability.  The only open question is whether we will be able to obtain the working capital necessary to sustain us in the interim.

After reviewing every reasonable alternative, and after numerous discussions with outside professionals, we firmly believe that this course of action is in the best long term interests of our Company and our existing shareholders.  Should we fail in our efforts to make this change to our capital structure, we believe that our ability to raise necessary working capital will be severely hindered, which will undeniably jeopardize the continued existence of the enterprise.

After we effectuate a reverse split, we believe we will be able to raise necessary capital to not only survive, but to expand our operations, develop our infrastructure, solidify our relationships with existing customers and acquire new customers.   We believe that, after we are fully funded, clients will feel more comfortable with our Company’s sustainability and will either begin purchasing or will purchase more product from us.

Based on our most recent projections, we believe we can achieve profitability within 24 months, and that we require between $8 to $12 million dollars in funding to get us there.  Unfortunately, in this market, the price of this funding continues to steepen, and a certain amount of dilution to our existing shareholders is inevitable.  However, we believe, and hope you will agree, that owning 20% of something valuable is better than owning 100% of something that is rendered valueless by insufficient focus on the company’s future.

Robert F. Kennedy famously said: “only those who dare to fail greatly can ever achieve greatly…” The stakes are high, but so is our confidence and our belief in the promise of Z Trim. We reiterate our request that you, our shareholders, vote in favor of the reverse stock split at our next shareholders’ meeting, to be held on December 30, 2008.

Sincerely,

Steve Cohen
President

DISCLOSURE NOTICE: The information contained in this letter is as of December 4, 2008. The Company assumes no obligation to update any forward-looking statements contained in this letter as a result of new information or future events or developments.

This letter  contain forward-looking information about the Company’s financial results and estimates, potential profitability, business plans and prospects, our technology, in-line products and product candidates and a proposed reverse split of the company's issued and outstanding common stock that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans and prospects.  These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Among the factors that could cause actual results to differ materially are the following: our ability to raise needed funding on satisfactory terms and in a timely basis, our ability to achieve and maintain positive gross margins, market acceptance of our products, the success of research and development activities; and other matters that could affect the availability or commercial potential of our products; the speed with which product launches may be achieved; the success of external business development activities; competitive developments; the ability to successfully market both new and existing products; difficulties or delays in manufacturing; claims and concerns that may arise regarding the safety or efficacy of in-line products and product candidates; legal defense costs, insurance expenses, settlement costs and the risk of an adverse decision or settlement related to product liability, patent protection, governmental investigations, and other legal proceedings; the Company’s ability to protect its patents and other intellectual property both domestically and internationally;  governmental laws and regulations affecting domestic and foreign operations, including tax obligations; changes in generally accepted accounting principles; uncertainties related to general economic, political, business, industry, regulatory and market conditions; any changes in business, political and economic conditions due to actual or threatened terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas; growth in costs and expenses;; and our ability to realize the projected benefits of our cost-reduction initiatives. A further list and description of risks, uncertainties, and other matters can be found in the Company’s Annual Report on Form 10-KSB/A  for the fiscal year ended December 31, 2007, and in its reports on Forms 10-Q and 8-K.